Exhibit 10.67

BLUE CROSS

CONTROLLED AFFILIATE LICENSE AGREEMENT

APPLICABLE TO LIFE INSURANCE COMPANIES

(Includes revisions adopted by Member Plans through their June 13, 2002 meeting)

                This agreement by and among Blue Cross and Blue Shield Association (“BCBSA”) Healthy Alliance Life Insurance Company (“Controlled Affiliate”), a Controlled Affiliate of the Blue Cross Plan(s), known as WellPoint Health Networks Inc. (“Plan”).

WHEREAS, BCBSA is the owner of the BLUE CROSS and BLUE CROSS Design service marks;

WHEREAS, the Plan and the Controlled Affiliate desire that the latter be entitled to use the BLUE CROSS and BLUE CROSS Design service marks (collectively the “Licensed Marks”) as service marks and be entitled to use the term BLUE CROSS in a trade name (“Licensed Name”);

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                1.   GRANT OF LICENSE

                      Subject to the terms and conditions of this Agreement, BCBSA hereby grants to the Controlled Affiliate the exclusive right to use the licensed Marks and Names in connection with and only in connection with those life insurance and related services authorized by applicable state law, other than health care plans and related services (as defined in the Plan’s License Agreements with BCBSA) which services are not separately licensed to Controlled Affiliate by BCBSA, in the Service Area served by the Plan, except that BCBSA reserves the right to use the Licensed Marks and Name in said Service Area, and except to the extent that said Service Area may overlap the area or areas served by one or more other licensed Blue Cross Plans as of the date of this License as to which overlapping areas the rights hereby granted are non-exclusive as to such other Plan or Plans and their respective Licensed Controlled Affiliates only.  Controlled Affiliate cannot use the Licensed Marks or Name outside the Service Area or, anything in any other license to Controlled Affiliate notwithstanding, in its legal or trade name.

                2.   QUALITY CONTROL

A.                  Controlled Affiliate agrees to use the Licensed Marks and Name only in relation to the sale, marketing and rendering of authorized products and further agrees to be bound by the conditions regarding quality control shown in Exhibit A as it may be amended by BCBSA from time-to-time.

Amended as of November 17, 1994

                  B.                          Controlled Affiliate agrees that Plan and/or BCBSA may, from time-to-time, upon reasonable notice, review and inspect the manner and method of Controlled Affiliate’s rendering of service and use of the Licensed Marks and Name.

                  C.                          Controlled Affiliate agrees that it will provide on an annual basis (or more often if reasonably required by Plan or by BCBSA) a report to Plan and BCBSA demonstrating Controlled Affiliate’s compliance with the requirements of this Agreement including but not limited to the quality control provisions of Exhibit A.

                  D.                          As used herein, a Controlled Affiliate is defined as an entity organized and operated in such a manner that it is subject to the bona fide control of a Plan or Plans.  Absent written approval by BCBSA of an alternative method of control, bona fide control shall mean the legal authority, directly or indirectly through wholly-owned subsidiaries: (a) to select members of the Controlled Affiliate’s governing body having not less than 51% voting control thereof; (b) to exercise operational control with respect to the governance thereof; and (c) to prevent any change in its articles of incorporation, bylaws or other governing documents deemed inappropriate.  In addition, a Plan or Plans shall own at least 51% of any for-profit Controlled Affiliate.  If the Controlled Affiliate is a mutual company, the Plan or its designee(s) shall have and maintain, in lieu of the requirements of items (a) and (c) above, proxies representing 51% of the votes at any meeting of the policyholders and shall demonstrate that there is no reason to believe this such proxies shall be revoked by sufficient policyholders to reduce such percentage below 51%.

                3.                 SERVICE MARK USE

                                    Controlled Affiliate shall at all times make proper service mark use of the Licensed Marks, including but not limited to use of such symbols or words as BCBSA shall specify to protect the Licensed Marks, and shall comply with such rules (applicable to all Controlled Affiliates licensed to use the Marks) relative to service mark use, as are issued from time-to-time by BCBSA.  If there is any public reference to the affiliation between the Plan and the Controlled Affiliate, all of the Controlled Affiliate’s licensed services in the Service Area of the Plan shall be rendered under the Licensed Marks.  Controlled Affiliate recognizes and agrees that all use of the Licensed Marks by Controlled Affiliate shall inure to the benefit of BCBSA.

                4.             SUBLICENSING AND ASSIGNMENT

                                Controlled Affiliate shall not sublicense, transfer, hypothecate, sell, encumber or mortgage, by operation of law or otherwise, the rights granted hereunder and any such act shall be voidable at the option of Plan or BCBSA. This Agreement and all rights and duties hereunder are personal to Controlled Affiliate.

                5.                 INFRINGEMENTS

                                    Controlled Affiliate shall promptly notify Plan and BCBSA of any suspected acts of infringement, unfair competition or passing off which may occur in relation to the Licensed Marks.  Controlled Affiliate shall not be entitled to require Plan or BCBSA to take any actions or institute any proceedings to prevent infringement, unfair competition or passing off by third parties.  Controlled Affiliate agrees to render to Plan and BCBSA, free of charge, all reasonable assistance in connection with any matter pertaining to the protection of the Licensed Marks by BCBSA.

                6.                 LIABILITY INDEMNIFICATION

                                    Controlled Affiliate hereby agrees to save, defend, indemnify and hold Plan and BCBSA harmless from and against all claims, damages, liabilities and costs of every kind, nature and description which may arise as a result of Controlled Affiliate’s rendering of health care services under the Licensed Marks.

                7.                 LICENSE TERM

                                    The license granted by this Agreement shall remain in effect for a period of one (1) year and shall be automatically extended for additional one (1) year periods upon evidence satisfactory to the Plan and BCBSA that Controlled Affiliate meets the then applicable quality control standards, unless one of the parties hereto notifies the other party of the termination hereof at least sixty (60) days prior to expiration of any license period.

                                    This Agreement may be terminated by the Plan or by BCBSA for cause at any time provided that Controlled Affiliate has been given a reasonable opportunity to cure and shall not effect such a cure within thirty (30) days of receiving written notice of the intent to terminate (or commence a cure within such thirty day period and continue diligent efforts to complete the cure if such curing cannot reasonably be completed within such thirty day period).  By way of example and not for purposes of limitation, Controlled Affiliate’s failure to abide by the quality control provisions of Paragraph 2, above, shall be considered a proper ground for cancellation of this Agreement.

                                    This Agreement and all of Controlled Affiliate’s rights hereunder shall immediately terminate without any further action by any party or entity in the event that:

                A.  Controlled Affiliate shall no longer comply with Standard No. 1 (Organization and Governance) of Exhibit A or, following an opportunity to cure, with the remaining quality control provisions of Exhibit A, as it may be amended from time-to-time; or

                B.   Plan ceases to be authorized to use the Licensed Marks; or

                C.   Appropriate dues for Controlled Affiliate pursuant to item 8 hereof, which are the royalties for this License Agreement are more than sixty (60) days in arrears to BCBSA.

                Upon termination of this Agreement for cause or otherwise, Controlled Affiliate agrees that it shall immediately discontinue all use of the Licensed Marks including any use in its trade name.

                In the event of any disagreement between Plan and BCBSA as to whether grounds exist for termination or as to any other term or condition hereof, the decision of BCBSA shall control, subject to provisions for mediation or mandatory dispute resolution in effect between the parties.

                Upon termination of this Agreement, Licensed Controlled Affiliate shall immediately notify all of its customers that it is no longer a licensee of the Blue Cross and Blue Shield Association and provide instruction on how the customer can contact the Blue Cross and Blue Shield Association or a designated licensee to obtain further information on securing coverage. The written notification required by this paragraph shall be in writing and in a form approved by the Association. The Association shall have the right to audit the terminated entity’s books and records to verify compliance with this paragraph.

                8.   DUES

                Controlled Affiliate will pay to BCBSA a fee for this license in accordance with the following formula:

                • An annual fee of five thousand dollars ($5,000) per license, plus

                • .05% of gross revenue per year from branded group products, plus

                • .5% of gross revenue per year from branded individual products plus

                • .14% of gross revenue per year from branded individual annuity products.

Amended as of November 20, 1997

                                                The foregoing percentages shall be reduced by one-half where both a BLUE CROSS® and BLUE SHIELD® license are issued to the same entity.  In the event that any License period is greater or less than one (1) year, any amounts due shall be prorated.  Royalties under this formula will be calculated, billed and paid in arrears.

                Plan will promptly and timely transmit to BCBSA all dues owed by Controlled Affiliate as determined by the above formula and if Plan shall fail to do so, Controlled Affiliate shall pay such dues directly.

                9.   JOINT VENTURE

                Nothing contained in this Agreement shall be construed as creating a joint venture, partnership, agency or employment relationship between Plan and Controlled Affiliate or between either and BCBSA.

                9A. VOTING

                        For all provisions of this Agreement referring to voting, the term ‘Plans’ shall mean all entities licensed under the Blue Cross License Agreement and/or the Blue Shield License Agreement, and in all votes of the Plans under this Agreement the Plans shall vote together.  For weighted votes of the Plans, the Plan shall have a number of votes equal to the number of weighted votes (if any) that it holds as a Blue Cross Plan plus the number of weighted votes (if any) that it holds as a Blue Shield Plan.  For all other votes of the Plans, the Plan shall have one vote. For all questions requiring an affirmative three-fourths weighted vote of the Plans, the requirement shall be deemed satisfied with a lesser weighted vote unless six (6) or more Plans fail to cast weighted votes in favor of the question.

                10. NOTICES AND CORRESPONDENCE

                Notices regarding the subject matter of this Agreement or breach or termination thereof shall be in writing and shall be addressed in duplicate to the last known address of each other party, marked respectively to the attention of its President and, if any, its General Counsel.

                                                                                                                Amended as of June 16, 2000

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                11. COMPLETE AGREEMENT

                This Agreement contains the complete understandings of the parties in relation to the subject matter hereof.  This Agreement may only be amended by a writing executed by all parties.

                12. SEVERABILITY

                If any term of this Agreement is held to be unlawful by a court of competent jurisdiction, such finding shall in no way effect the remaining obligations of the parties hereunder and the court may substitute a lawful term or condition for any unlawful term or condition so long as the effect of such substitution is to provide the parties with the benefits of this Agreement.

                13. NONWAIVER

                No waiver by BCBSA of any breach or default in performance on the part of the Controlled Affiliate or any other licensee of any of the terms, covenants or conditions of this Agreement shall constitute a waiver of any subsequent breach or default in performance of said terms, covenants or conditions.

                14. GOVERNING LAW

                This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Illinois.

IN WITNESS WHEREOF, the parties have caused this License Agreement to be executed, effective as of the date of last signature written below.

BLUE CROSS AND BLUE SHIELD ASSOCIATION

By:	/s/ ROGER G. WILSON

Date:	9/19/02

Healthy Alliance Life Insurance Company:

By:	/s/ STUART K. CAMPBELL

Date:	9/27/02

WellPoint Health Networks Inc.:

By:	/s/ LEONARD SCHAEFFER

Date:	10/4/02

EXHIBIT A

CONTROLLED AFFILIATE LICENSE STANDARDS

LIFE INSURANCE COMPANIES

PREAMBLE

The standards for licensing Life Insurance Companies (Life and Health Insurance companies, as defined by state statute) are established by BCBSA and are subject to change from time-to-time upon the affirmative vote of three-fourths (3/4) of the Plans and three-fourths (3/4) of the total weighted vote of all Plans.  Each Licensed Plan is required to use a standard controlled affiliate license form provided by BCBSA and to cooperate fully in assuring that the licensed Life Insurance Company maintains compliance with the license standards.

An organization meeting the following standards shall be eligible for a license to use the Licensed Marks within the service area of its sponsoring Licensed Plan to the extent and the manner authorized under the Controlled Affiliate License applicable to Life Insurance Companies and the principal license to the Plan.

Standard 1 - Organization and Governance

The LIC shall be organized and operated in such a manner that it is controlled by a licensed Plan or Plans which have, directly or indirectly: 1) not less than 51% of the voting control of the LIC; and 2) the legal ability to prevent any change in the articles of incorporation, bylaws or other establishing or governing documents of the LIC with which it does not concur; and 3) operational control of the LIC.

If the LIC is a mutual company, the Plan or its designee(s) shall have and maintain, in lieu of the requirements of items 1 and 2 above, proxies representing at least 51% of the votes at any policyholder meeting and shall demonstrate that there is no reason to believe such proxies shall be revoked by sufficient policyholders to reduce such percentage below 51%.

Standard 2 - State Licensure

The LIC must maintain unimpaired licensure or certificate of authority to operate under applicable state laws as a life and health insurance company in each state in which the LIC does business.

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CONTROLLED AFFILIATE LICENSE STANDARDS

LIFE INSURANCE COMPANIES

Standard 3 - Records and Examination

The LIC and its sponsoring licensed Plan(s) shall maintain and furnish, on a timely and accurate basis, such records and reports regarding the LIC as may be required in order to establish compliance with the license agreement.  The LIC and its sponsoring licensed Plan(s) shall permit BCBSA to examine the affairs of the LIC and shall agree that BCBSA’s board may submit a written report to the chief executive officer(s) and the board(s) of directors of the sponsoring Plan(s).

Standard 4 - Mediation

The LIC and its sponsoring Plan(s) shall agree to use the then-current BCBSA mediation and mandatory dispute resolution processes, in lieu of a legal action between or among another licensed controlled affiliate, a licensed Plan or BCBSA.

Standard 5 - Financial Responsibility

The LIC shall maintain adequate financial resources to protect its customers and meet its business obligations.

Standard 6 - Cooperation with Affiliate License Performance Response Process Protocol

The LIC and its Sponsoring Plan(s) shall cooperate with BCBSA’s Board of Directors and its Plan Performance and Financial Standards Committee in the administration of the Affiliate License Performance Response Process Protocol (ALPRPP) and in addressing LIC compliance problems identified thereunder.

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